EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

Board of Directors
Starcraft Corporation and Subsidiaries
Goshen, Indiana

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-73148) pertaining to the Starcraft Automotive Corporation 401(k) Profit Sharing Plan and Trust, in the Registration Statement (Form S-8 No. 33-70030) pertaining to the Starcraft Automotive Corporation Stock Incentive Plan, and in the Registration Statements (Forms S-8 No. 333-28247 and 333-30052) pertaining to the Starcraft Corporation 1997 Stock Incentive Plan of our report dated November 9, 2000, with respect to the consolidated financial statements of Starcraft Corporation and subsidiaries included in the Annual Report (Form 10-K) for the years ended October 1, 2000, October 3, 1999 and September 27, 1998.

                                              /s/ Crowe, Chizek and Company LLP


Elkhart, Indiana
January 23, 2001